Exhibit 99.1

Phio Pharmaceuticals Announces Positive Safety Monitoring Committee Recommendation to Advance INTASYL® PH-762 Skin Cancer Clinical Trial to Fifth Dose Escalation Cohort

-Phio’s lead clinical siRNA compound PH-762 demonstrates supportive safety profile in fourth cohort, permitting dose escalation in expected final cohort

Marlborough, Massachusetts-(Newsfile Corp.-June 25, 2025) — Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to eliminate cancer. Phio announced today that the Safety Monitoring Committee (SMC) recommended dose escalation in its Phase 1b clinical trial designed to evaluate the safety and tolerability of intratumoral (IT) PH-762 in the treatment of Stages 1, 2, and 4 cutaneous squamous cell carcinoma (cSCC), Stage 4 melanoma, and Stage 4 Merkel cell carcinoma.

Five patients were enrolled in the fourth cohort of the Phase 1b clinical trial (NCT 06014086). Four of the enrolled patients were diagnosed with cSCC and one patient with Merkel cell carcinoma. As with the previous three cohorts, injections were well-tolerated and there were no dose-limiting toxicities, serious adverse events, or clinically relevant treatment-emergent adverse reactions reported.

Pathology results related to the efficacy of PH-762 in the fourth cohort will be forthcoming.

“We are encouraged by the continuing safety profile of PH-762 having now progressed through four escalating dose concentrations, and we anticipate that IT administration of the highest dose concentration of PH-762 in cohort 5 will result in a similar safety profile,” said Mary Spellman, MD, Phio’s acting Chief Medical Officer.

To date, a total of 15 patients with cutaneous carcinomas have been treated with PH-762 in Cohorts 1 through 4. These cohorts included 13 patients with cSCC, one patient with metastatic melanoma, and one patient with Merkel cell carcinoma.

Pathological response at Day 36 (planned tumor excision) in the previous three cohorts demonstrated complete response (100% tumor clearance) in 4 of 9 patients with cSCC. One cSCC patient had a near complete response (>90% clearance) and one cSCC patient had a partial response (>50% clearance). The other three patients with cSCC and one patient with metastatic melanoma had a pathologic non-response (< 50% clearance). No patients exhibited clinical progression of disease. Patients with a pathologic complete response (100% tumor clearance) may have visual signs of residual scar or subdermal inflammation prior to resection.

Phio expects to complete enrollment in the expected final cohort in this trial in the third quarter of 2025.

“The continuing favorable safety profile of PH-762 through the fourth cohort provides promise of a well-tolerated treatment for skin cancer,” said Robert Bitterman, CEO and Chairman of Phio Pharmaceuticals.

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About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The on-going Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

  Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells and statements regarding our commercial and clinical strategy, development plans and timelines and other future events.

These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs

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